                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 6, 2003 accompanying the financial statements and schedule included in the Annual Report of The Sportsman's Guide, Inc. on Form 10-K for the fiscal year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Sportsman's Guide, Inc. on Forms S-8 (File No. 333-26311, effective May 1, 1997; File No. 333-26313, effective May 1, 1997; File No. 333-26315, effective May 1, 1997; File No. 333-26317, effective May 1,1997; File No. 333-39765, effective November 7, 1997; and File No. 333-80869, effective June 17, 1999) and on Form S-3 (File No. 333-50369, effective May 8, 1998).



                                                    /s/ Grant Thornton LLP

Minneapolis, Minnesota
March 17, 2003